BACCHUS LAW GROUP

Corporate & Securities Law

1511 West 40th Avenue

Vancouver, BC  V6M 1V7

Tel  604.732.48043

Fax 604.408.5177

January 10, 2007

Board of Directors

Blanca Corp.

114 – 219 Grant Street

Saskatoon, SK S7N 2A1

Canada

Dear Sirs/Mesdames,

Re:

Blanca Corp.

Registration Statement on Form SB-2

You have requested my opinion as to the legality of the issuance by Blanca Corp. (the "Company") of 24,742,500 shares of Common Stock (the "Shares"). The Shares are the subject of the Registration Statement on Form SB-2 (the "Registration Statement") to be filed on or about January 10, 2007.

Pursuant to your request I have reviewed and examined: (1) the Articles of Incorporation of the Company, as amended; (2) the Bylaws of the Company; (3) the minute book of the Company; (4) copies of certain resolutions of the Board of Directors of the Company; (5) the Registration Statement; and (6) such other matters as I have deemed relevant in order to form my opinion.

In my examination of the above described documents, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives.

Based upon the foregoing I am of the opinion that pursuant to the statutes and constitution of the State of Nevada and reported decisions interpreting those laws, the 24,742,500 Shares of the Company previously issued to the selling shareholders described in the Registration Statement were legally issued, fully paid, and non-assessable and when sold, will be legally issued, fully paid, and non-assessable.

I hereby consent to being named in the Registration Statement as having rendered the foregoing opinion.  I also consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Please do not hesitate to contact me if you have any questions or comments.

Yours truly,

BACCHUS LAW GROUP

Per:

/s/ Penny O. Green

Penny O. Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of BC